EXHIBIT 21:  SUBSIDIARIES OF THE REGISTRANT

WHOLLY-OWNED SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 1999

                                             Jurisdiction of
Name of Subsidiaries                         Incorporation
-------------------------------------        ---------------

Paychex Treasury Corporation                 New York

Paychex Management Corporation               New York

Paychex Securities Corporation               New York

Rapid Payroll, Inc.                          California

Paychex Business Solutions, Inc.             Florida

Paychex Agency, Inc.                         New York

Paychex Administrative Services, Inc.        Florida

The names of certain subsidiaries have been omitted in accordance with SEC reg. S-K 601(21)(ii) because they do not, in the aggregate, constitute a "significant subsidiary" of Paychex, Inc.